                                                                Exhibit 3.01(c)

                            CERTIFICATE OF AMENDMENT

                                       TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                                   ATMI, INC.



     ATMI, INC. (the "Corporation), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"), does hereby certify:

     FIRST: That the Certificate of Incorporation of the Corporation (the "Certificate") was filed with the Secretary of State on April 7, 1997 under the name ATMI Holdings, Inc.

     SECOND: That, pursuant to the provisions of Section 242 of the General Corporation Law, the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Certificate, declared the proposed amendment to be advisable and directed that it be submitted to the stockholders of the Corporation for their approval at the annual stockholders' meeting; and

     THIRD: That, pursuant to the provisions of Section 242 of the General Corporation Law, at the annual stockholders' meeting held on May 20, 1998, the stockholders of the Corporation, by affirmative vote of the holders of a majority of the outstanding shares of the Corporation's Common Stock entitled to vote thereon, such Common Stock being the only class of the Corporation's stock entitled to vote thereon, duly approved the proposed amendment, such that the first sentence of Article IV of the Certificate shall be amended to read as follows:

                                   ARTICLE IV

                                 Capital Stock
                                 -------------

         The total number of shares of all classes of stock which the Corporation has authority to issue is Fifty-Two Million (52,000,000), consisting of Fifty Million (50,000,000) shares of Common Stock, par value $0.01 per share (the "Common Stock"), and Two Million (2,000,000) shares of Preferred Stock with a par value of $0.01 per share (the "Preferred Stock").


     FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this 16th day of June, 1998.


                         ATMI, INC.


                         By: /s/  Daniel P. Sharkey
                            -----------------------------------------
                               Daniel P. Sharkey
                         Its: Vice President, Chief Financial Officer and Treasurer